UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2012

 The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The McClatchy Company (the “Company”) announced on Wednesday, March 21, 2012, that on March 19, 2012, Mr. Gary B. Pruitt informed the Board of Directors (the “Board”) of his intention to resign from his roles as Chairman, President and Chief Executive Officer of the Company and retire from the Company, effective after the Company’s 2012 annual meeting of shareholders (the “2012 Annual Meeting”). Mr. Pruitt will become President and Chief Executive Officer of The Associated Press (“AP”), a not-for-profit news cooperative owned by its American newspaper and broadcast partners and one of the world’s largest news gathering operations, effective in July 2012. Mr. Pruitt has served on the board of directors of AP for nine years.

Upon his retirement from the Company, Mr. Pruitt will forfeit all unvested restricted stock units. His retirement will also result in the (i) immediate vesting of 62,500 stock appreciation rights representing the final tranche of a grant made in December 2008 that was scheduled to vest on March 1, 2013 and (ii) commencement of payment of his supplemental executive retirement plan benefits as a reduced life annuity with a June 1, 2012 starting date, subject to a six month deferral period pursuant to Internal Revenue Code Section 409A. Mr. Pruitt will not receive any separation payments in connection with his retirement from the Company, but will be entitled to elect COBRA continuation coverage under the Company’s group health plans and to elect, in due course, to receive his account balance under the Company’s 401(k) Plan and his pension under the Company’s Retirement Plan.

The Company further announced that the Board, on March 20, 2012, appointed Mr. Patrick J. Talamantes to succeed Mr. Pruitt as President and Chief Executive Officer of the Company effective upon the conclusion of the 2012 Annual Meeting. Mr. Talamantes, 47, has been Vice President, Finance, and Chief Financial Officer of the Company since April 2001, and has overseen the Company’s operations in Florida since May 2011. Prior to joining the Company, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York.

Also on March 20, 2012, the Board, upon recommendation by the Nominating Committee of the Board, nominated Mr. Talamantes to stand for election as a director at the 2012 Annual Meeting.

Mr. Talamantes has neither family relationships nor related person transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his appointment as President and Chief Executive Officer, as described above.

A copy of the press release announcing the executive changes described above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As of the effective date of his appointment as President and Chief Executive Officer, Mr. Talamantes’ annual base salary will be $750,000, his target bonus percentage will increase from 70% to 100% of his base salary, and he will receive a special grant of 100,000 shares of restricted stock units representing shares of Class A Common Stock, which will vest on the third anniversary of the grant date. The Company anticipates entering into an employment agreement with Mr. Talamantes and will disclose the material terms of such agreement upon its finalization by filing an amendment to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 20, 2012, the Board amended Articles I and II of the Company’s By-Laws effective March 20, 2012 to [eliminate the requirement that the Chairman of the Board be an officer of the Company and] provide for a non-Executive Chairman of the Board. The Board also made certain non-substantive changes in various sections of the By-Laws for clarity and consistency purposes.

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A copy of the Company’s By-Laws, as amended and restated, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On March 20, 2012, the Board elected current director Mr. Kevin S. McClatchy to become non-executive Chairman of the Board effective upon the conclusion of the 2012 Annual Meeting. Mr. McClatchy qualifies as an independent director under the New York Stock Exchange Listing Rules and has served as a director on the Board since 1998.

In connection with the above-referenced By-Laws amendment, the Board also amended the Company’s Corporate Governance Guidelines effective upon the conclusion of the 2012 Annual Meeting, to reflect the separation of the roles of chairman of the Board and Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
Exhibit 3.1	The Company’s By-Laws as amended and restated effective March 20, 2012
Exhibit 99.1	Press release dated March 21, 2012

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 22, 2012	The McClatchy Company

/s/ Karole Morgan-Prager
	By:	Karole Morgan-Prager
Vice President, General Counsel & Corporate Secretary

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EXHIBIT INDEX

Exhibit Number	Description
Exhibit 3.1	The Company’s By-Laws as amended and restated effective March 20, 2012
Exhibit 99.1	Press release dated March 21, 2012

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